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                                                                    Exhibit 11.1


                     Computation of Shares Used in Computing
                              Net Income Per Share


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


                                                       Three Months Ended
                                                    -------------------------
                                                     March 29,      March 28,
                                                       1997           1998
                                                    ----------     ----------

Common shares, beginning of period                  17,068,398     17,711,422
Common stock equivalents                             1,596,092      1,621,187
SAB shares (1)                                         202,084        141,128
Treasury stock buyback                                (556,824)      (715,635)
Weighted average shares issued                         130,102         38,178
                                                    ----------     ----------
                                                    18,439,852     18,796,280
                                                    ==========     ==========


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(1)  In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock and common stock equivalents one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.